Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES CONSOLIDATION OF PRESTRESSED CONCRETE STRAND FACILITIES

MOUNT AIRY, N.C., February 10, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that it will be closing its prestressed concrete strand (“PC strand”) facility in Newnan, Georgia and moving the manufacturing to its other three PC strand production facilities located in Gallatin, Tennessee; Houston, Texas; and Sanderson, Florida. The Newnan facility was acquired from American Spring Wire Corporation in August 2014.

The consolidation of the plants is expected to result in the elimination of 20 positions at the Newnan facility. Employees of the Newnan facility will be offered employment at Insteel’s other facilities together with relocation and transition assistance. It is anticipated that operations at the Newnan facility will cease by the end of March 2015 and the PC strand-related equipment will be relocated to Insteel’s other facilities.

Insteel expects to incur total costs of approximately $0.8 million in connection with the closure of the Newnan facility, which includes $0.4 million for equipment relocation costs, $0.3 million for asset impairment charges and $0.1 million for employee separation costs. The future cash expenditures associated with the closure of the Newnan facility are expected to represent approximately $0.5 million of the $0.8 million of total costs. The annualized cost savings from the consolidation of the plants is expected to be approximately $3.0 million.

“The actions we are taking to consolidate our PC strand facilities will strengthen our market leadership position by aligning our manufacturing capacities with the requirements of our markets and reducing our operating costs,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Our decision to close the Newnan facility was made only after thoroughly evaluating other alternatives and we are committed to making the transition as smooth as possible for the employees who are impacted.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2014. You should carefully review these risks and uncertainties.

(MORE)

1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties in realizing reduced operating costs associated with the cessation of operations at the Newnan, Georgia facility; general economic and competitive conditions in the markets in which Insteel operates; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 27, 2014 and in other filings made by Insteel with the SEC.

###